EXHIBIT 10.32

M. MICHELE BURNS

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, M. Michele Burns (the “Executive”) and Marsh & McLennan Companies, Inc. (“MMC” or the “Company”) previously entered into an Employment Agreement (the “Agreement”) on March 1, 2006 to embody in the Agreement the terms and conditions of the Executive’s employment by the Company or a subsidiary; and

WHEREAS, the Executive and the Company previously amended the Agreement on September 25, 2006; and

WHEREAS, the Executive and the Company desire to further amend the Agreement as set forth below to comply with Section 409A and to make certain other revisions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Executive and the Company hereby amend the Agreement as follows:

1.	Section 3.2 is amended by adding the following to the end thereof:

Notwithstanding the foregoing, in no event shall the annual bonus be paid later than March 15 of the year following the year with respect to which such bonus is payable.

2.	Section 3.10 is amended to read as follows:

3.10 Indemnification. The Executive shall be entitled to indemnification in accordance with the Company’s by-laws as in effect on the date hereof, subject to applicable law. Any expenses (including damages, losses, judgments, fines, penalties, settlements, costs, attorneys’ fees, and expenses of establishing a right to indemnification), that are subject to such indemnification and are or may be incurred in connection with a proceeding shall be paid by the Company in advance within 30 days of a request by the Executive, which shall be accompanied by documentation substantiating such expenses. Executive shall promptly deliver to the Company an undertaking, in such form as the Company shall specify, to reimburse the Company for expenses to which Executive is adjudged not to be entitled to indemnification.

3.	Section 5.2 is amended to read as follows:

5.2 Termination by the Executive. The Executive shall have the right, subject to the terms of this Agreement, to terminate her employment at any time with or without “Good Reason”. For purposes of this Agreement, “Good Reason,” shall mean the occurrence of any of the following during the Term, without the Executive’s prior written consent (provided that an isolated, insubstantial or inadvertent action not taken in bad faith shall not constitute Good Reason): (A) a material diminution in the

Executive’s position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement; (B) any removal of the Executive from her position as Chairman and Chief Executive Officer of Mercer (US) Inc.; (C) any failure by the Company to comply with the provisions of Article 3 hereof; (D) a failure by the Company to comply with any other material provision of this Employment Agreement; or (E) a change in the Executive’s principal work location to more than 50 miles from her current work location. The Executive must give the Company written notice, in accordance with Section 6.2 hereof of any Good Reason termination of employment within 30 days of the first occurrence (as determined without regard to any prior occurrence that was subsequently remedied by the Company) of a Good Reason circumstance set forth above. Such notice must specify which of the circumstances set forth above the Executive is relying on and the particular action(s) or inaction(s) giving rise to such circumstance. The Good Reason termination must be effective no earlier than 30 days after the Executive’s delivery of the written notice and no later than 60 days after the occurrence of the circumstance giving rise to Good Reason; provided, however, that the Company may remedy such circumstances within 30 days after receipt of the written notice.

4.	The following language should be inserted following the fourth sentence of Section 5.5(d):

Provided that the Executive is eligible to elect continuation of group medical and dental coverage as provided under COBRA at the time of the Executive’s termination of employment, the Executive may receive the welfare benefit described below (the “Welfare Benefit”) in lieu of such COBRA continuation coverage. The Welfare Benefit will provide continuation of group welfare coverage comparable to the coverage provided to similarly-situated active participants for 12 months following the Executive’s termination of employment, followed immediately by coverage for a period, and on a basis, that is substantially similar to the COBRA continuation coverage that would apply if the Executive’s termination of employment occurred at the conclusion of such 12-month period. The premium contribution for the first 12 months shall be the same as the premium contribution for similarly-situated active participants, except that the Executive’s premium contribution shall be made on an after-tax basis and the Company will impute taxable income equal to the difference between the premiums paid by the Executive and the full premium cost for similarly situated COBRA participants. Thereafter, the premium contribution shall be the same as for similarly-situated COBRA participants. Provision of the Welfare Benefit is subject to the Executive satisfying and continuing to satisfy all requirements necessary to maintain such coverage, including without limitation, paying her share of all required premiums on a timely basis. The Company will not provide the Executive with any additional compensation should she choose not to elect the Welfare Benefit.

5.	The first sentence of Section 5.6 is amended to read as follows:

Upon the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason (i) during the 6-month period immediately preceding the occurrence of a Change in Control (as defined in the Company’s 2000 Senior Executive Incentive and Stock Award Plan, as in effect on the date of the

Change in Control) or (ii) during the 2-year period immediately following a Change in Control, the Executive shall be entitled to receive, in addition to the Accrued Obligations and the Welfare Benefit, promptly following the later of such termination and such Change in Control, a lump sum amount equal to 200% times the Annual Compensation (as defined in Section 5.5(d) hereof).

6.	Section 5.7 is amended to read as follows:

5.7 Conditions and Timing of Payment. Any payments or benefits made or provided pursuant to this Article 5 (other than the Accrued Obligations) are subject to the Executive’s:

(a) compliance with the provisions of Article 4 and Section 5.9 hereof (provided that this shall not affect the payment to the Executive provided for below in this Section 5.7 unless the Executive is in material breach of any of such provisions as of the time such payment is to be made);

(b) delivery to the Company of an executed General Release, which is not revoked before it becomes irrevocable (the “Irrevocability Date”). The General Release shall be substantially in the form attached hereto as Exhibit A, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and

(c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

The items referred to in Sections 5.7(b) and 5.7(c) shall be delivered to the Company in time to allow payments hereunder to qualify as “short term deferrals” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Subject to Section 6.12(a), any amounts due following a termination under this Agreement (other than the Accrued Obligations) shall be paid to the Executive within thirty (30) days of the Irrevocability Date, but in no event later than the time necessary for the payment of such amounts to qualify as a “short term deferral” for purposes of Section 409A. Regardless of whether the General Release has been executed by the Executive, upon any termination of the Executive’s employment, the Executive shall be entitled to receive the Accrued Obligations within thirty (30) days after the date of termination or in accordance with the applicable plan, program or policy.

7.	Section 6.12 is amended to read as follows:

6.12 Section 409A.

(a) Notwithstanding the due date of any post-employment payments, if at the time of the termination of employment the executive is a “specified employee” (as defined in Section 409A), the Executive will not be entitled to any payments upon termination of employment until the earlier of (i) the date which is six (6) months after the termination of employment for any reason other than death or (ii) the date of the Executive’s death. The provisions of this paragraph will only apply if and to the extent required to avoid any “additional tax” under Section 409A.

(b) It is intended that this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the Treasury regulations relating thereto so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Section 409A. In furtherance of this objective, to the extent that any regulations or other guidance issued under Section 409A would result in the Executive being subject to payment of “additional tax” under Section 409A, the parties agree to use their best efforts to amend this Agreement in order to avoid the imposition of any such “additional tax” under Section 409A, which such amendment shall be designed to minimize the adverse economic effect on the Executive without increasing the cost to the Company (other than transactions costs), all as reasonably determined in good faith by the Company and the Executive to maintain to the maximum extent practicable the original intent of the applicable provisions. This Section 6.12 does not guarantee that payments under this Agreement will not be subject to “additional tax” under Section 409A.

WITNESS WHEREOF, each of the parties hereto has duly executed this amendment to the Agreement on this 12th day of December, effective as of December 31, 2008.

MARSH & MCLENNAN COMPANIES, INC.

By:	/s/ Brian Duperreault
Brian Duperreault
President & Chief Executive Officer

/s/ M. Michele Burns
M. Michele Burns